Exhibit 99

Jefferies Announces Preliminary Annual Net Earnings in Excess of $140 Million and Fourth Quarter Net Loss of Approximately $24 Million

NEW YORK--(BUSINESS WIRE)--Jefferies Group, Inc. (NYSE: JEF) today announced that the Company expects to report net earnings for the full year 2007 in excess of $140 million and for the fourth quarter a net loss of approximately $24 million, or $0.17 per share.

For the year, revenues are expected to exceed $1.55 billion, and investment banking revenues are expected to increase approximately 40% to over $750 million. Jefferies currently expects net revenues for its fourth quarter ended December 31, 2007 will likely be in the range of $345-365 million. Revenues for Equities, Fixed Income and Commodities, and Investment Banking for the quarter are expected to be approximately $130 million, $40 million and $175 million, respectively. Revenues for Asset Management are expected to be approximately negative $6 million.

During the fourth quarter, which historically has been one of the strongest periods of the year for the Firm, Jefferies experienced weak results in its high yield and asset management businesses, as well as losses in two principal trading efforts. While investment banking performance was strong, a number of deals were postponed due to market conditions. As a result of the losses and overall revenue shortfall, as well as the mix of revenues, which affects the Company's flexibility in its year-end compensation process, Jefferies expects to incur significantly higher compensation costs in the fourth quarter, and this is the primary variance that results in the quarterly loss.

These preliminary results are subject to audit. Jefferies expects to release the results for the fourth quarter and year ending December 31, 2007 on January 23, 2008.

“As the extremely challenging environment that began in the summer continued in the fourth quarter, particularly in November and December, we took immediate and decisive action to address a number of issues, and improve efficiency and operating leverage,” said Richard B. Handler, Chairman and CEO of Jefferies. “We have now shut down the two trading accounts that lost money, we terminated a number of employees in these and other business units, we changed management in certain areas, we are modifying some of our compensation formulae, and more than ever we are focusing on containing our non-compensation expenses. We also believe the significant hiring and business line additions of the last several years will contribute to growth in 2008 and beyond as their integration and ramp-up matures.”

"In 2006, Brian Friedman, Chairman of our Executive Committee, and I were granted restricted shares in respect of 2007 with a value at that time of $6.5 million and $13 million, respectively. In light of our recent results, we will receive no bonuses in respect of 2007, and we have asked the Compensation Committee of the Board to reduce our future compensation by the value of the number of shares we were granted, effectively negating our grant for 2007. We have chosen to do this because we believe it is important to compensate competitively our most important assets, our people, and that, if we are asking our shareholders to make this investment for the long-term success of Jefferies, we should put our money where our mouth is and pay our fair share," he added.

“Jefferies’ balance sheet is strong, we continue to have substantial liquidity, and we are not seeking any third-party capital infusion. Jefferies does not have any extraordinary write-offs and no asset impairment charges, as we have successfully avoided the sub-prime, structured finance and hung bridge loan issues facing some of our larger competitors. We believe our business model is sound, our momentum strong and our long-term prospects excellent," Mr. Handler concluded.

Conference Call

A conference call with management discussion of this press release will be held today, January 7, 2008 at 11:00 AM Eastern and can be accessed at 877-246-1929 or 706-634-9290. A one-week replay of the call will also be available at 800-633-8284 or 402-977-9140 (reservation code #21371821). A live audio webcast and delayed replay can be accessed at www.jefferies.com. Questions for consideration by management can be submitted by 10:00 AM Eastern on January 7 through the “Contact Us” function at www.jefferies.com or by calling 203-708-5975.

FORWARD LOOKING STATEMENT CAUTION:

The release contains forward-looking statements, including, for example, statements about management’s current expectations, strategic objectives, growth opportunities, business, and prospects. These forward-looking statements are not statements of historical fact and represent only Jefferies’ belief as to future performance, which is inherently uncertain. There are a variety of factors, many of which are beyond Jefferies control, which affect its operations, performance, business strategy and results and could cause actual results and performance to differ materially from the performance and expectations expressed in any forward-looking statements. These factors include, but are not limited to, financial market volatility, actions and initiatives by current and future competitors, general economic conditions, the effects of current, pending and future legislation or rulemaking by regulatory or self-regulatory bodies, regulatory actions, and the other risks and uncertainties that are outlined in Jefferies Annual Report on Form 10-K for the year ending December 31, 2006 filed with the Securities & Exchange Commission and subsequent reports on Forms 10-Q and 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Jefferies does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date of the forward-looking statements.

About Jefferies

Jefferies, a global investment bank and institutional securities firm, has served growing and mid-sized companies and their investors for over 45 years. Headquartered in New York, with more than 25 offices around the world, Jefferies provides clients with capital markets and financial advisory services, institutional brokerage, securities research and asset management. The firm is a leading provider of trade execution in equity, high yield, convertible and international securities for institutional investors and high net worth individuals. Jefferies & Company, Inc. is the principal operating subsidiary of Jefferies Group, Inc. (NYSE: JEF; www.jefferies.com). Jefferies International Limited is a UK-incorporated, wholly owned subsidiary of Jefferies Group, Inc.

CONTACT:
Jefferies & Company, Inc.
Tom Tarrant, 203-708-5989
ttarrant@Jefferies.com